Exhibit 10.1

EMPIRE ENERGY CORPORATION INTERNATIONAL

(a Nevada Corporation)

16801 West 116th Street, Suite 100

Lenexa, KS 66219

GREAT SOUTH LAND MINERALS LTD.

(an Australian company)

Level 3/65 Murray Street

Hobart, Tasmania, Australia 7000

WIND CITY, INC.

(a Delaware Corporation)

501 Brickell Key Drive, Suite 200

Miami, FL 33131

NOTE AND WARRANT PURCHASE AGREEMENT

Dated December 8, 2006

NOTE AND WARRANT PURCHASE AGREEMENT

US$4,000,000 Floating Rate Note due 2008

of

GREAT SOUTH LAND MINERALS LTD.

(an Australian company)

and

Warrants

for

EMPIRE ENERGY CORPORATION INTERNATIONAL

(a Nevada Corporation)

1. Note and Warrant Purchase:

a.	The undersigned, WIND CITY, INC., a Delaware corporation (“Purchaser”), hereby agrees to purchase a US$4,000,000 principal amount floating rate note due 2008 in the form attached as Schedule “A” (the “Note”) issued by Great South Land Minerals Ltd., a company organized under the laws of Australia (“GSLM”), guaranteed by Empire Energy Corporation International, a Nevada corporation (“Empire Energy”) (the “Guarantee”) and secured by certain direct and indirect assets of Empire Energy (the “Pledges”).

b.	Empire Energy shall issue warrants (the “Traunch A Warrants”) for the purchase of 26,666,667 shares of Class A Common Stock, $0.001 par value, of Empire Energy (“Common Stock”) (the “Traunch A Stock”) in the form attached hereto as Schedule “B-1” and warrants (the “Traunch B Warrants” and together with the Traunch A Warrants, the “Warrants”) for the purchase of 33,333,333 shares of Common Stock (the “Traunch B Stock”, and together with the Traunch A Stock, the “Stock”) in the form attached hereto as Schedule “B-2”, at an exercise price of US$0.15 per share to be exercisable at any time prior to 30 November, 2007 by providing 15 days prior written notice to Empire Energy. Upon the exercise of the Traunch A Warrants, Purchaser will redeem the Note and apply the proceeds of such redemption toward the payment of the exercise price for the Traunch A Warrants, with the excess of such proceeds paid to Purchaser upon redemption. The Note, the Warrants and the Stock are collectively referred to herein as the “Securities”.

c.	The Note and the Warrants are to be purchased for US$4,000,000, to be paid in cash at closing (the “Purchase Price”). All amounts are in United States Dollars unless otherwise specified.

d.	The proceeds of such Note will be used to fund the payment to Terrex Seismic (ACN 090 147 274) for the provision of seismic services already invoiced,

pursuant to Invoice No. G061001, dated October 1, 2006, by Terrex Seismic to GSLM and to fund the Drill Rig Purchase Arrangements, and the remainder will be used to pay closing expenses, including attorney’s fees, for working capital purposes and partial repayment of certain loans to Empire Energy.

e.	The net cash proceeds received by Empire from the exercise of the Warrants (other than from the redemption of the Note) will be used by Empire to fund continuing exploration by GSLM under the terms of the SEL 13/98 onshore petroleum license held by GSLM.

2. Conditions Precedent. The purchase of the Note is subject to the following terms and conditions:

a.	Satisfactory evidence that Empire Energy is the legal and beneficial owner, free and clear of any liens or encumbrances, of (a) 5,100 shares, representing approximately 48% of the outstanding equity of Pacific Rim Foods Ltd. (“Pacific”) and (b) 100% of the outstanding equity of Cyber Finance Group Limited (“Cyber”) and that Cyber is the legal and beneficial owner, free and clear of any liens or encumbrances, of 7,281,407 shares (representing approximately 10.5% of the outstanding equity) in Zeehan Zinc Ltd. (“Zeehan”).

b.	Issuance of the Traunch A Warrants and Traunch B Warrants.

c.	Approval of the board of directors of Empire Energy and agreement of such number of holders of stock in Empire Energy which may be necessary in connection with the issuance of the Note and the Warrants, including with respect to the Antitakeover Laws (as defined below).

d.	Execution of the Put Agreement dated as of the date hereof between Purchaser and Cyber for the put of up to 4,500,000 shares of Zeehan stock to Purchaser at US$1.00 per share (the “Put Agreement”).

e.	Satisfaction of all regulatory requirements in connection with the issuance and sale of the Note and the Warrants, including without limitation termination or expiration of the waiting period under the Hart-Scott-Rodino Act, if required, any necessary oil, gas or drilling approvals, and any other regulatory or governmental approvals that are determined to be required;

f.	Delivery of an opinion by Australian counsel to GSLM;

g.	Delivery of an opinion by Ballard Spahr, as counsel to Empire Energy and GSLM; and

h.	Delivery of an opinion by British Virgin Islands counsel to Cyber.

3. Closing. The Closing shall occur simultaneously with the execution of this Note and Warrant Purchase Agreement. At the Closing, Purchaser shall have paid the Purchase Price by a wire transfer of immediately available funds to Terrex Seismic and Gefco, with the balance to be paid to Ballard Spahr Andrews & Ingersoll, LLP, legal counsel for Empire Energy for the benefit of GSLM, pursuant to written instructions set forth on Schedule “C”. The Securities will not be deemed issued to, or owned by, the Purchaser until the execution of this Note and Warrant Purchase Agreement by Empire Energy, GSLM and Purchaser, and the Purchase Price has been paid in accordance with the previous sentence. Prior to the Closing, Empire Energy and GSLM shall have fulfilled the following conditions (the “Conditions”) for the benefit of Purchaser and shall have delivered a Certificate of the chief executive officer of Empire Energy (acting without personal liability) to that effect to the Purchaser in the form attached hereto as Schedule “D”:

a.	all relevant documentation and approvals as may be required, by applicable securities laws, regulations, policy statements and interpretations by applicable securities regulatory authorities and by applicable rules shall have been obtained;

b.	Empire Energy and GSLM shall have taken all necessary and appropriate action to authorize and approve the execution and delivery of this Note and Warrant Purchase Agreement, the issuance and delivery of the Note, Warrants, Guarantee and the Pledges, as applicable, and the other transactions contemplated by this Note and Warrant Purchase Agreement; and

c.	the representations and warranties of Empire Energy and GSLM set forth in this Agreement shall be true and correct as of the Closing.

4. Issuance of Securities. At the Closing, GSLM and Empire Energy will deliver the Note and the Warrants to the Purchaser. The Certificates representing the Securities, delivered pursuant to this Purchase bear a legend in the following form, unless such Securities have been registered under the Securities Act of 1933, as amended (“1933 Act”) or where exempted:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR (I) TO GSLM OR EMPIRE ENERGY, AS APPLICABLE, (II) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (III) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION, IN EACH CASE AFTER PROVIDING AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO GSLM OR EMPIRE ENERGY THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE 1933 ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT

BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.”

5. Purchaser Representations and Warranties. Purchaser hereby represents and warrants to GSLM and Empire Energy and acknowledges that GSLM and Empire Energy are relying on such representations and warranties:

a.	PURCHASER UNDERSTANDS THAT THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY.

b.	Purchaser is not an underwriter and acquired the Securities, solely for investment for its own account and not with a view to, or for, resale in connection with any distribution of securities within the meaning of the 1933 Act; and is not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the undersigned has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the securities for which it hereby subscribes, or any part thereof; and it understands that the legal consequences of the foregoing representations and warranties to mean that it must bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under the 1933 Act, and, therefore, may be resold only if registered under the 1933 Act or an exemption from such registration is available.

c.	Purchaser understands the speculative nature and risks of investments associated with GSLM and Empire Energy and that there may not be any public market for the securities for herein.

d.	The Securities purchased herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, except in compliance with the 1933 Act and applicable state securities or “blue sky” laws.

e.	Purchaser represents that (i) it is able to bear the economic risk of the investment, (ii) it is able to hold the Securities for an indefinite period of time, (iii) it is able to afford a complete loss of its investment, (iv) it has adequate means of providing for its current needs and possible personal contingencies, (v) it has no need for liquidity in this investment; (vi) this investment is suitable for Purchaser based upon its financial situation and (vii) Purchaser, by reason of its business or financial experience, could be reasonably assumed to have the capacity to protect its own interests in connection with this transaction.

f.	The Purchaser has not purchased the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

g.	The Purchaser is not an affiliate of Empire Energy nor is any affiliate of the Purchaser an affiliate of Empire Energy.

h.	The Purchaser, and each beneficial person for whom it is contracting hereunder, is responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this purchase and the transactions contemplated hereunder.

i.	All information which the Purchaser has provided concerning the Purchaser is correct and complete as of the date set forth below, and if there should be any change in such information prior to the acceptance of this Agreement by Empire Energy, the Purchaser will promptly provide such information to Empire Energy.

6. Empire Energy and GSLM Representations, Warranties and Covenants. Empire Energy and GSLM, as appropriate, represent, warrant and covenant that, except as set forth on Schedule 6 attached hereto (and acknowledges that the Purchaser is relying on such representations, warranties and covenants) as of the Closing and as of the date of the exercise of any Warrants:

a.	each of Empire Energy, its subsidiaries and, to the knowledge of Empire Energy, Zeehan is a valid and subsisting corporation duly incorporated and in good standing under the laws of its jurisdiction of incorporation. Empire Energy has no subsidiaries other than as set forth in Empire Energy’s reports filed with the United States Securities and Exchange Commission (“SEC”) for the year ended December 31, 2005 and any reports filed due to events which occurred in 2006, and Empire is the legal and beneficial owner, free and clear of any lien or encumbrances, of (a) 100% of the outstanding equity of GSLM, (b) 100% of the outstanding equity of Expedia International Limited, and (c) 100% of the outstanding equity of Bob Owen & Co.;

b.	except where a failure to comply with this representation would not result in a material adverse effect on the business, properties, operations, financial condition or results of operations of Empire Energy and its subsidiaries, each of Empire Energy and its subsidiaries is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction;

c.	to the knowledge of Empire Energy, except where a failure to comply with this representation would not result in a material adverse effect on its business, properties, operations, financial condition or results of operations, Zeehan is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction;

d.

Empire Energy, its subsidiaries and, to the knowledge of Empire Energy, Zeehan own, possess or has obtained, and is operating in compliance with, all governmental, administrative and third party licenses (including, without limitation, the SEL 13/98 onshore petroleum license held by GSLM), permits, certificates, registrations, approvals, consents and other authorizations (including, without limitation, intellectual property rights in respect of (I) the Nanokey ball mill, (II) the Multistack, (III) the energy storage battery and (IV) the geopolymer) (collectively, “Permits”) necessary to own or lease (as the case may be) and operate its properties, and to conduct its businesses or operations as currently conducted, except such Permits the failure of which to obtain would not have a material adverse effect on the business, properties, operations, financial condition or results of operations of Empire Energy, and neither Empire Energy nor any of its subsidiaries has received any notice of proceedings relating to the revocation, modification or suspension of any Permits), if such proceedings would have a material adverse effect on Empire Energy, or any circumstance which would lead it to believe that such proceedings are reasonably likely;

e.	the business and operations of Empire Energy and its subsidiaries have been conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, except for such violations which would not, individually or in the aggregate, have a material adverse effect on the business, properties, operations, financial condition or results of operations of Empire Energy and its subsidiaries;

f.	to the knowledge of Empire Energy, the business and operations of Zeehan have been conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, except for such violations which would not, individually or in the aggregate, have a material adverse effect on the business, properties, operations, financial condition or results of operations of Zeehan;

g.	as of the date hereof, the authorized capital of Empire Energy consists of 300,000,000 shares of Common Stock. Schedule 6(e) of this Agreement sets forth issued and outstanding capital of Empire Energy, including, but not limited to, shares of Class A Common Stock, shares of Class B Common Stock, exchangeable shares, options, warrants and other securities convertible into equity securities of Empire Energy (collectively, the “Outstanding Securities”) and includes the details of the shareholding, to the best of Empire Energy’s knowledge, of all of Empire Energy’s stockholders who hold 2% or more of the outstanding capital stock of Empire Energy. There are no other securities of Empire Energy issued, or, except as set forth in Section 6(e) of this Agreement, reserved for issuance, or authorized or outstanding. All of the Outstanding Securities are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive or subscription rights of any person;

h.	Empire Energy will reserve or set aside sufficient shares of Common Stock in its treasury to issue the Stock issuable upon exercise of the Warrants, and all such Stock will upon payment of the recited consideration and issuance be duly and validly issued as fully paid and non-assessable;

i.	the issuance of Stock issuable upon exercise of the Warrants will not be subject to any pre-emptive right or other contractual right to purchase securities granted by Empire Energy or to which Empire Energy is bound;

j.	the issue and sale of the Securities and the Stock issuable upon exercise of the Warrants by GSLM or Empire Energy, as applicable, does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which GSLM or Empire Energy, as applicable, is a party;

k.	the stock of Zeehan to be sold upon exercise of the Put (as defined in the Put Agreement) does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Cyber or Empire Energy, as applicable, is a party;

l.	(I) there is no “control share acquisition,” “combination with interested stockholders” provision of Nevada law (specifically, Nevada Revised Statutes, Sections 78.378 et. seq. and 78.411—78.444), or other similar anti-takeover provision under the articles of incorporation or by-laws of Empire Energy, the laws of the State of Nevada, or other antitakeover laws and regulations of any state (collectively, the “Antitakeover Laws”) that is or could become applicable to the Purchaser as a result of the issuance of Stock to the Purchaser upon exercise of any Warrants; (II) there is no restriction under any Antitakeover Laws on the ability of the Purchaser to vote the Stock in accordance with the terms thereof or to exercise their rights thereunder; and (III) the Purchaser has been approved as an interested shareholder by the board of directors of Empire Energy such that the prohibitions, restrictions, limitations and conditions of Sections 78.438 to 78.442 of the NRS do not apply to Purchaser;

m.	Empire Energy has complied and will comply fully with the requirements of all applicable corporate and securities laws in all matters relating to the transactions contemplated by this Agreement;

n.	there are no legal or governmental actions, suits, proceedings or investigations pending or, to Empire Energy’ knowledge, threatened, to which Empire Energy or any of its subsidiaries is or may be a party or of which property owned or leased by Empire Energy or any of its subsidiaries is or may be the subject, or related to environmental, title, discrimination or other matters, which actions, suits, proceedings or investigations, individually or in the aggregate, could have a material adverse effect on the business, properties, operations, financial condition or results of operations of Empire Energy;

o.	to the knowledge of Empire Energy, there are no legal or governmental actions, suits, proceedings or investigations pending or threatened, to which Zeehan is or may be a party or of which property owned or leased by Zeehan is or may be the subject, or related to environmental, title, discrimination or other matters, which actions, suits, proceedings or investigations, individually or in the aggregate, could have a material adverse effect on the business, properties, operations, financial condition or results of operations of Zeehan;

p.	there are no judgments against Empire Energy or any of its subsidiaries, if any, which are unsatisfied, nor is Empire Energy or any of its subsidiaries, if any, subject to any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body;

q.	to the knowledge of Empire Energy, there are no judgments against Zeehan, if any, which are unsatisfied, nor is Zeehan, if any, subject to any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body;

r.	this Agreement, and all other documents contemplated hereby (the “Transaction Documents”) have been or will be by the Closing Date, duly authorized by all necessary action on the part of Empire Energy and GSLM, and Empire Energy and GSLM have full power and authority to undertake the Transaction Documents and all the transactions contemplated hereby;

s.	the Transaction Documents have been duly authorized, executed and delivered by Empire Energy and constitute valid and legally binding obligations of Empire Energy enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

t.	the Transaction Documents have been duly authorized, executed and delivered by GSLM and constitute valid and legally binding obligations of GSLM enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

u.	neither Empire Energy nor any of its subsidiaries is in violation of its organizational or incorporating documents nor in violation of, or in default under, any lien, mortgage, lease, agreement or instrument, except for such defaults which would not, individually or in the aggregate, have a material adverse effect on the financial condition, properties or business of Empire Energy or it subsidiaries;

v.	to the knowledge of Empire Energy, Zeehan is not in violation of its organizational or incorporating documents nor in violation of, or in default under, any lien, mortgage, lease, agreement or instrument, except for such defaults which would not, individually or in the aggregate, have a material adverse effect on the financial condition, properties or business of Zeehan;

w.	subject to the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the 1933 Act, from the registration or qualifications requirements of the state securities or “blue sky” laws and regulations of any applicable state or other applicable jurisdiction;

x.	Empire Energy’ shares of Common Stock are quoted for trading on the National Association of Securities Dealers over-the-counter electronic bulletin board (the “OTCBB”);

y.	no order ceasing, halting or suspending trading in securities of Empire Energy nor prohibiting the sale of the Securities has been issued to and is outstanding against Empire Energy or its directors, officers or promoters, and, to the best of Empire Energy knowledge, no investigations or proceedings for such purposes are pending or threatened;

z.	neither Empire Energy nor any subsidiary thereof will have taken any action which would be reasonably expected to result in the delisting or suspension of quotation of Empire Energy’ shares of common stock on or from the OTCBB and Empire Energy will have complied, in all material respects, with the rules and regulations of eligibility on the OTCBB;

aa.	no person, firm or corporation acting or purporting to act at the request of Empire Energy is entitled to any brokerage, agency or finder’s fee in connection with the purchase and sale of the Securities described herein;

bb.	Empire Energy is a “reporting issuer” under section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and to Empire Energy’s knowledge is not in default of any of the requirements of the 1934 Act;

cc.

as of their respective filing dates, each report, schedule, registration statement and proxy filed by Empire Energy with the SEC (each, an “SEC Report” and collectively, the “SEC Reports”) (and if any SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then also on the date of filing of such amendment or superseding filing), (i) to Empire Energy’s knowledge where required, were prepared in all material respects in accordance with the requirements of the 1933 Act, or the 1934 Act, as the case may be, and the rules and regulations promulgated under such Acts applicable to such SEC Reports, (ii) did not contain any untrue statements of a material fact and did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) to Empire Energy’s knowledge are all the forms, reports and documents required to be filed by Empire Energy with the SEC since that time.

Empire Energy’ subsidiaries are not required to file any reports or other documents with the SEC. Each set of audited consolidated financial statements and unaudited interim financial statements of Empire Energy (including any notes thereto) included in the SEC Reports (i) to Empire Energy’s knowledge, complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of Empire Energy as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which were not or are not expected to be material in amount. To Empire Energy’s knowledge, no events or other factual matters exist which would require Empire Energy to file any amendments or modifications to any SEC Reports which have not yet been filed with the SEC but which are required to be filed with the SEC pursuant to the 1933 Act or the 1934 Act;

dd.	each SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Empire Energy’ chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); to Empire Energy’s knowledge at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Empire Energy nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification;

ee.	there is no fact known to Empire Energy which Empire Energy has not publicly disclosed which materially adversely affects, or so far as Empire Energy can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of Empire Energy or the ability of Empire Energy to perform its obligations under this Agreement;

ff.	Empire Energy and its subsidiaries, if any, have filed all federal, state, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

gg.

Empire Energy has established on its books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of Empire Energy or its subsidiaries, if any, except for taxes not yet due, and there are no audits of any of the tax returns of Empire Energy which are known by Empire Energy’ management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of Empire Energy;

hh.	None of Empire Energy, GSLM, Cyber and Pacific is an “investment company” within the meaning of the Investment Company Act of 1940;

ii.	all securities previously issued by Empire Energy were issued pursuant to registration under the 1933 Act or an available exemption thereunder;

jj.	the warranties and representations, as limited by Schedule 6, in this section are true and correct as of the date hereof and as of any date of issuance of the Stock; and

kk.	Empire Energy shall indemnify, defend and hold the Purchaser (which term shall, for the purposes of this Section, include the Purchaser or its shareholders, managers, partners, directors, officers, members, employees, direct or indirect investors, agents and affiliates and assignees and the stockholders, partners, directors, members, managers, officers, employees direct or indirect investors and agents of such affiliates and assignees) harmless against any and all liabilities, loss, cost or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to, or connected with an untrue, inaccurate or breached statement, representation, warranty or covenant of Empire Energy contained herein. Empire Energy undertakes to notify the Purchaser immediately of any change in any representation, warranty or other material information relating to Empire Energy set forth in this Agreement which takes place prior to the Closing Date.

7. Rights with respect to the Stock. The Purchaser shall be entitled to appoint one director to the board of directors of Empire Energy, for so long as the Purchaser or any of its affiliates or one or more funds managed by affiliates of the Purchaser holds at least 10% of Empire’s Common Stock.

8. Registration Rights.

a.

Empire Energy shall prepare and file with the SEC within thirty (30) calendar days after the exercise of any Warrants a registration statement (on Form S-3, SB-2, S-l, or other appropriate registration statement form available to Empire Energy) under the 1933 Act (the “Registration Statement”), at the sole expense of Empire Energy (except as specifically provided in Section 8(c) hereof), in respect of the Purchaser, so as to permit a public offering and resale of the Stock acquirable upon exercise of the Warrants (the “Registrable Securities”) in the United States under the 1933 Act by the Purchaser as selling stockholder and not as underwriter. Empire Energy shall use its best efforts to cause such Registration

Statement to become effective as soon as possible thereafter, but in no event later than one hundred fifty (150) calendar days after the exercise of any Warrants, and within five (5) calendar days of the SEC clearance to request acceleration of effectiveness. Empire Energy will notify the Purchaser of the effectiveness of the Registration Statement (the “Effective Date”) within three (3) Trading Days (days in which the OTCBB is open for quotation) (each, a “Trading Day”).

b.	Empire Energy will maintain the Registration Statement or post-effective amendment filed under this Section 8 effective under the 1933 Act until the earlier of the date (i) all of the Registrable Securities have been sold pursuant to such Registration Statement, (ii) all Registrable Securities (or Warrants, in the case of Warrants not then exercised) have been otherwise transferred to persons who may trade the Registrable Securities without restriction under the 1933 Act, and Empire Energy has delivered a new certificate or other evidence of ownership for such Registrable Securities not bearing a restrictive legend, or (iii) Empire Energy obtains the written consent of the Purchaser.

c.	All fees, disbursements and out-of-pocket expenses and costs incurred by Empire Energy in connection with the preparation and filing of the Registration Statement and in complying with applicable securities and “blue sky” laws (including, without limitation, all attorneys’ fees of Empire Energy, registration, qualification, notification and filing fees, printing expenses, escrow fees, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration) shall be borne by Empire Energy. The Purchaser shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the Registrable Securities being registered and the fees and expenses of its counsel. The Purchaser and its counsel shall have a reasonable period, not to exceed five (5) Trading Days, to review the proposed Registration Statement or any amendment thereto, prior to filing with the SEC. Empire Energy shall qualify any of the Registrable Securities for sale in such states as the Purchaser reasonably designates. However, Empire Energy shall not be required to qualify in any state which will require an escrow or other restriction relating to Empire Energy and/or the sellers, or which will require Empire Energy to qualify to do business in such state or require Empire Energy to file therein any general consent to service of process. Empire Energy at its expense will supply the Purchaser with copies of the applicable Registration Statement and the prospectus included therein and other related documents in such quantities as may be reasonably requested by the Purchaser.

d.

Prior to the effectiveness of the Registration Statement filed pursuant to Section 8(a), the rights to cause Empire Energy to register Registrable Securities granted to the Purchaser by Empire Energy under this Section 8 may be assigned in full by a Purchaser in connection with a transfer by such Purchaser of not less than 500,000 shares of Stock or not less than 125,000 Warrants, in either case in a single transaction to a single transferee purchasing as principal, provided, however, that (i) such transfer is otherwise effected in accordance with applicable securities laws; (ii) such Purchaser gives prior written notice to Empire Energy;

and (iii) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement.

e.	If at any time or from time to time after the Effective Date, Empire Energy notifies the Purchaser in writing of the existence of a Potential Material Event (as defined in Section 8(f) below), the Purchaser shall not offer or sell any Registrable Securities or engage in any other transaction involving or relating to Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until the Purchaser receives written notice from Empire Energy that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date a Registration Statement is required to be filed or prior to its becoming effective, then Empire Energy’s obligation to file such Registration Statement, or if filed, the required effectiveness thereof, shall be delayed without penalty for not more than thirty (30) calendar days. Empire Energy must, if lawful, give the Purchaser notice in writing at least two (2) Trading Days prior to the first day of the blackout period.

f.	“Potential Material Event” means any of the following: (i) the possession by Empire Energy of material information not ripe for disclosure in a registration statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of Empire Energy that disclosure of such information in a Registration Statement would be detrimental to the business and affairs of Empire Energy; or (ii) any material engagement or activity by Empire Energy which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of Empire Energy, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of Empire Energy that the applicable Registration Statement would be materially misleading absent the inclusion of such information; provided that, (i) Empire Energy shall not use such right with respect to the Registration Statement for more than an aggregate of 90 days in any 12-month period; and (ii) the number of days Empire Energy is required to keep the Registration Statement effective shall be extended by the number of days for which Empire Energy shall have used such right.

g.

The Purchaser will cooperate with Empire Energy in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Empire Energy (which shall include all information regarding the Purchaser and proposed manner of sale of the Registrable Securities required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Any delay or delays caused by the Purchaser, or by any other purchaser of securities of Empire Energy having registration rights similar to those contained herein, by failure to cooperate as required hereunder shall not constitute a breach or default of Empire Energy under this Agreement.

h.	Whenever Empire Energy is required by any of the provisions of this Agreement to effect the registration of any of the Registrable Securities under the 1933 Act, Empire Energy shall (except as otherwise provided in this Agreement), as expeditiously as possible, subject to the assistance and cooperation as reasonably required of the Purchaser with respect to each Registration Statement:

i.	(A) prior to the filing with the SEC of any Registration Statement (including any amendments thereto) and the distribution or delivery of any prospectus (including any supplements thereto), provide draft copies thereof to the Purchaser and reflect in such documents all such comments as the Purchaser (and its counsel), reasonably may propose respecting the Selling Shareholders and Plan of Distribution sections (or equivalents) and (B) furnish to the Purchaser such numbers of copies of a prospectus including a preliminary prospectus or any amendment or supplement to any prospectus, as applicable, in conformity with the requirements of the 1933 Act, and such other documents, as the Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Purchaser;

ii.	register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as the Purchaser shall reasonably request (subject to the limitations set forth in Section (b) above), and do any and all other acts and things which may be necessary or advisable to enable the Purchaser to consummate the public sale or other disposition in such jurisdiction of the securities owned by the Purchaser;

iii.	cause the Registrable Securities to be quoted or listed on each service on which the Common Stock of Empire Energy is then quoted or listed;

iv.	notify the Purchaser, at any time when a prospectus relating thereto covered by the Registration Statement is required to be delivered under the 1933 Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and Empire Energy shall prepare and file a curative amendment as promptly as commercially reasonable;

v.

as promptly as practicable after becoming aware of such event, notify the Purchaser, (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time and take all lawful action to effect the withdrawal, recession or removal of such stop order or other suspension; and

vi.	provide a transfer agent and registrar for all securities registered pursuant to the Registration Statement and a CUSIP number for all such securities.

i.	With respect to any sale of Registrable Securities pursuant to a Registration Statement filed pursuant to this Section 8, the Purchaser hereby covenants with Empire Energy (i) not to make any sale of the Registrable Securities without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied and (ii) to notify Empire Energy promptly upon disposition of all of the Registrable Securities.

j.	In addition to the registration rights set forth in Section 8(a), if the Registration Statement filed pursuant to Section 8(a) is not declared effective within 150 calendar days from the exercise of any Warrants, then the Purchasers shall also have certain “piggy-back” registration rights as follows:

i.	If at any time after the issuance of the Registrable Securities, Empire Energy shall file with the SEC a registration statement under the 1933 Act registering any shares of equity securities, Empire Energy shall give written notice to each Purchaser prior to such filing.

ii.	Within twenty (20) calendar days after such notice from Empire Energy, each Purchaser shall give written notice to Empire Energy whether or not such Purchaser desires to have all of such Purchaser’s Registrable Securities included in the registration statement. If any Purchaser fails to give such notice within such period, such Purchaser shall not have the right to have Purchaser’s Registrable Securities registered pursuant to such registration statement. If any Purchaser gives such notice, then Empire Energy shall include such Purchaser’s Registrable Securities in the registration statement, at Empire Energy’s sole cost and expense, subject to the remaining terms of this Section 8(j).

iii.

If the registration statement relates to an underwritten offering, and the underwriter shall determine in writing that the total number of shares of equity securities to be included in the offering, including the Registrable Securities, shall exceed the amount which the underwriter deems to be appropriate for the offering, the number of shares of the Registrable Securities shall be reduced in the same proportion as the remainder of the shares in the offering and such participating Purchaser’s Registrable Securities included in such registration statement will be reduced proportionately. For this purpose, if other securities in the registration statement are derivative securities, their underlying shares shall be included in the computation. Each participating Purchaser shall enter into such agreements as may be reasonably required by the underwriters and each Purchaser shall pay the underwriters commissions relating to the sale of their respective Registrable Securities.

iv.	The Purchasers shall have an unlimited number of opportunities to have the Registrable Securities registered under this Section 8(j) provided that Empire Energy shall not be required to register any Registrable Security or keep any Registration Statement effective beyond such period required under Section 8(b) of this Agreement.

v.	The Purchaser shall furnish in writing to Empire Energy such information as Empire Energy shall reasonably require in connection with a registration statement.

k.	Empire Energy acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of Section 8 of this Agreement and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in such Section 8 may be specifically enforced. If Empire Energy shall fail to file such registration statement when required pursuant to Section 8(a) or to keep any registration statement effective as provided in Section 8 or otherwise fails to comply with its obligations and agreements in this Section 8, then, in addition to any other rights or remedies the Purchaser may have at law or in equity, including without limitation, the right of rescission, Empire Energy shall indemnify and hold harmless the Purchaser from and against any and all manner or loss which it may incur as a result of such failure. In addition, Empire Energy shall also reimburse the Purchaser for any and all reasonable legal fees and expenses incurred by it in enforcing their rights pursuant to Section 8, regardless of whether any litigation was commenced.

l.	Notwithstanding anything to the contrary contained in this Agreement, Empire Energy and the Purchaser agree that in the event that the Registration Statement to be filed by Empire Energy pursuant to paragraph 8(a) above (i) is not filed with the SEC within thirty (30) days from the exercise of any Warrants, or (ii) such Registration Statement is not declared effective by the SEC within one hundred and fifty (150) days thereafter, then Empire Energy shall (x) for the period commencing on thirty first (31st) day after the exercise of any Warrants and on the first day of each month thereafter until the date that the Registration Statement is filed and (y) for the period commencing on the one hundred fifty first (151st) day after the exercise of any Warrants and on the first day of each month thereafter until the Registration Statement is declared effective by the SEC, issue to Purchaser as liquidated damages and not as a penalty for such failure 133,334 Common Shares per month.

9. Indemnity and Contribution (Registration Rights).

a.

Empire Energy agrees to indemnify and hold harmless each Purchaser, their respective officers, directors, employees, partners, legal counsel and accountants, and each person controlling such Purchaser within the meaning of Section 15 of the 1933 Act, and each person who controls any underwriter within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) to which such Purchaser or such other indemnified person may become subject (including in settlement of litigation, whether commenced or threatened) insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) arise out of a claim by any third party, the SEC or other regulatory body (“Third Party Action”), based upon, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Registration Statement, including all documents filed as a part thereof and information deemed to be a part thereof, on the effective date thereof, or any amendment or supplements thereto, or arise out of any failure by Empire Energy to fulfill any undertaking or covenant included in the Registration Statement. Empire Energy will, as incurred, reimburse such Purchaser, each of its respective officers, directors, employees, partners, legal counsel and accountants, and each person controlling such Purchaser, and each person who controls any such underwriter, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend, settling, compromising or paying such Third Party action, proceeding or claim; provided, however, that Empire Energy shall not be liable in any such case to the extent that such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of, or is based upon, (i) the failure of any Purchaser, or any of their agents, affiliates or persons acting on their behalf, to comply with the covenants and agreements contained in this Agreement with respect to the sale of Registrable Securities, (ii) an untrue statement or omission in such Registration Statement in reliance upon and in conformity with written information furnished to Empire Energy by an instrument duly executed by or on behalf of the Purchaser, or any of its agents, affiliates or persons acting on its behalf, and stated to be specifically for use in preparation of the Registration Statement and not corrected in a timely manner by the Purchaser in writing or (iii) an untrue statement or omission in any prospectus that is corrected in any subsequent prospectus, or supplement or amendment thereto, that was delivered to the Purchaser prior to the pertinent sale or sales by such Purchaser and not delivered by the Purchaser to the individual or entity to which it made such sale(s) prior to such sale(s).

b.

The Purchaser agrees to indemnify and hold harmless Empire Energy from and against any losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) to which Empire Energy may become subject (under the 1933 Act or otherwise) insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) arise out of a Third Party Action, or are based upon (i) the failure of the Purchaser or any of its agents, affiliates or persons acting on its behalf, to comply with the covenants and agreements contained in this Agreement with respect to the sale of Registrable Securities; or (ii) an untrue statement or alleged untrue statement of a material fact or omission to state a material fact in the Registration Statement in reliance upon and in conformity with written information furnished to Empire Energy by an instrument duly executed by or on behalf of such Purchaser and stated to be specifically for use in preparation of the Registration Statement; provided, however, that the Purchaser shall not be liable in any such case for (i) any untrue statement or alleged untrue statement or omission in any prospectus or Registration Statement which statement has been corrected, in writing, by such Purchaser and delivered to Empire Energy before the sale from which such loss occurred; or (ii) an untrue statement or omission in any prospectus that is corrected in any subsequent prospectus, or supplement or amendment thereto, that was delivered to the Purchaser prior to the pertinent sale or sales by the Purchaser and delivered by the Purchaser to the individual or entity to which it made such sale(s) prior to such sale(s), and the Purchaser, severally and not jointly, will, as incurred, reimburse Empire Energy for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. Notwithstanding the foregoing, the Purchaser shall not be liable or required to indemnify Empire Energy in the aggregate for any amount in excess of the net amount received by the Purchaser from the sale of the Registrable Securities, to which such loss, claim, damage, expense or liability (or action proceeding in respect thereof) relates.

c.	Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 9, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof. After notice from the indemnifying person to such indemnified person of the indemnifying person’s election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would, in the opinion of counsel to the indemnified party, make it inappropriate under applicable laws or codes of professional responsibility for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, that the indemnifying person shall not be obligated to assume the expenses of more than one counsel to represent all indemnified persons. In the event of such separate counsel, such counsel shall agree to reasonably cooperate.

d.

If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an indemnified party under subsection 9(a) or 9(b) above in respect of any losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of Empire Energy on the one hand and the Purchaser, or its agents, affiliates or persons acting on its behalf, on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Empire Energy on the one hand or the Purchaser, or its agents, affiliates or persons acting on its behalf, on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Empire Energy and the Purchaser agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In any event, the Purchaser shall not be liable or required to contribute to Empire Energy in the aggregate for any amount in excess of the net amount received by the Purchaser from the sale of its Registrable Securities.

10. Governing Law and Exclusive Jurisdiction. This Agreement and its application and interpretation will be governed exclusively by the laws of the State of New York without regard to its conflict of law principles. Each of the parties submits to the nonexclusive jurisdiction of the courts of the State of New York located in New York County and the Federal courts of the United States of America located in New York County, including any appellate courts thereof, in connection with any suit, action, or other proceeding arising out of this Agreement.

11. Nonassignability. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party.

12. Entire Agreement: This instrument, and the Note, Warrants, Guaranty Agreement, Security and Pledge Agreement, Equitable Mortgage of Shares, Put Agreements and the other agreements and certificates contemplated hereby, contain the entire agreement among the parties with respect to the Note and Warrant purchase and the other transactions contemplated hereby, and there are no representations, covenants or other agreements except as stated or referred to herein or therein.

13. Amendment. This Agreement may be amended or modified only by a writing signed by the party or parties to be charged with such amendment or modification.

14. Binding On Successors, All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and legal representatives.

15. Titles. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed an original and all of which taken together shall constitute one and the same document, notwithstanding that all parties are not signatories to the same counterpart.

17. Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

18. Notices. All notes or other communications hereunder (except payment) shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail postage prepaid, or by Express Mail Service or similar courier, addressed as follows:

If to Purchaser:	WIND CITY, Inc.
501 Brickell Key Drive
Suite 200
Miami, FL 33131
Attn: Peter A. Gish
Fax: (305) 416-6099

With copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
47th Floor
New York, NY 10166
Attn: Kevin Kelley, Esq.
Fax: (212) 351-4035

If to Empire Energy:	EMPIRE ENERGY CORPORATION INTERNATIONAL
16801 West 116th Street, Suite 100
Lenexa, KS 66219

With copy to:	Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202
Attn: Roger V. Davidson, Esq.
Fax: (303) 296-3956

19. Time of the Essence. Time shall be of the essence of this Agreement in all respects.

20. Facsimile and Counterpart Subscriptions. Empire Energy and GSLM shall be entitled to rely on delivery of a facsimile copy of this Agreement executed by the Purchaser, and acceptance by Empire Energy and GSLM of such executed Agreement shall be legally effective to create a valid and binding agreement between the Purchaser, GSLM and Empire Energy in accordance with the terms hereof. In addition, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

21. Further Assurances. Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. Such future assurances shall include, but not be limited to:

a.	Empire Energy shall provide to Purchaser monthly balance sheet information and all quarterly and yearly financial statements required for a “small business issuer” under the Exchange Act, as such term is defined in Item 10 of Regulation S-B.

b.	Completion of the purchase by GSLM of the Gefco Speedstar 185 drilling rig from the manufacturer, or to the extent any components have been invoiced and delivered to the Purchaser, from the Purchaser (the “Drill Rig Purchase Arrangements”).

c.	Empire Energy shall take all reasonable steps to assist Purchaser and its advisors in the conduct of thorough due diligence of the business, finances, assets, liabilities, personnel, and affairs generally of Empire Energy, and its relevant subsidiaries’ and affiliates’ (including Zeehan) (the “Empire Group”), including without limitation the steps referred to as follows. Purchaser and its advisors shall be provided access to the Empire Group’s books and records, assets, intellectual property (“IP”) (which shall include, without limitation, IP relating to the Nanokey Ball Mill and all other technology licensed or stated to have been licensed to Expedia International Limited), licenses, products, premises, and shall be provided reasonable access to the Empire Group personnel for the purpose of completing such due diligence. During the course of Purchaser’s due diligence, Empire Energy shall provide Purchaser with all documentation as may be requested, including, without limitation:

i.	all relevant information in Empire or GSLM’s possession in relation to the SEL 13/98 onshore petroleum license held by GSLM (the “License”) to enable Purchaser to form a view of the status and good standing of the License;

ii.

all relevant information in Empire or Expedia International Limited’s possession in relation to the intellectual property rights in respect of (a) the Nanokey ball mill, (b) the Multistack, (c) the energy storage battery and (d) the geopolymer, all as referred to in Empire Energy’s corporate filings, press releases and public statements, are duly held by Empire Energy or

Expedia International Limited, as applicable, and the same are in full force and effect;

iii.	details of the shareholding of all Empire Energy stockholders who hold 2% or more of the outstanding capital stock of Empire Energy to the best of Empire Energy’s knowledge, including its most recently obtained beneficial ownership list; and

iv.	satisfactory evidence that Empire Energy is the legal and beneficial owner, free and clear of any lien or encumbrances, of (a) 100% of the outstanding equity of GSLM, and (b) 100% of the outstanding equity of Expedia International Limited.

d.	Delivery of a Certificate of the chief executive officer of Empire Energy (acting without personal liability) to the party exercising any Warrants certifying that the representations and warranties made herein by Empire Energy and GSLM remain true and correct as of the date of the exercise of any Warrants.

e.	If Empire Energy seeks to reorganize itself in such a manner that would result in the distribution of property (whether in shares of any “spun off” entity or otherwise) to the then existing shareholders of Empire Energy, the Purchaser and Empire Energy shall negotiate in good faith for the execution of new warrants (and related registration rights) in such reorganized company or companies.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, this Note and Warrants Purchase Agreement is hereby accepted by the undersigned on the date first written above.

EMPIRE ENERGY CORPORATION INTERNATIONAL

By:	/s/ Malcolm Bendall
Title:	Malcolm Bendall
President and Chief Executive Officer

GREAT SOUTH LAND MINERALS LTD.

By:	/s/ Malcolm Bendall
Title:	Malcolm Bendall
Chairman

WIND CITY, INC.

By:	/s/ Brian Caffyn
Title:	Brian Caffyn
President

[Signature Page to Purchase Agreement]